CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$200,000,000	$27,280

Pricing Supplement Dated May 9, 2013	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 7, 2012 and	Registration No. 333-184808
Prospectus Supplement dated November 7, 2012)

PACCAR Financial Corp.

Medium-Term Notes, Series N – Floating Rate

CUSIP# 69371RL53

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐Barclays Capital Inc.

☒Citigroup Global Markets Inc.

☒Mitsubishi UFJ Securities (USA), Inc.

☐ BNP Paribas Securities Corp.

☐ J.P. Morgan Securities LLC

☐ Goldman, Sachs & Co.

☒ Other: RBC Capital Markets, LLC

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale
☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $200,000,000	Original Issue Date: May 16, 2013 (T+5)

Agent’s Discount or Commission: 0.15%	Final Maturity Date: May 5, 2015

Net Proceeds to Company: $199,700,000	Interest Payment Date(s): Monthly on the 5th, commencing June 5, 2013 Record Dates: The 15th calendar day preceding the applicable Interest Payment Date

Calculation Agent: The Bank of New York Mellon

Interest Calculation:

☒	Regular Floating Rate Note	☐	Floating Rate/Fixed Rate Note
☐	Inverse Floating Rate Note Fixed Interest Rate:		Fixed Rate Commencement Date: Fixed Interest Rate:
☐	Other Floating Rate Note (see attached)

Initial Interest Rate: The Initial Interest Rate will be the interpolated rate based upon 2 week LIBOR (as referenced herein with an Index Maturity of 2 weeks) and 1 month LIBOR, in each case determined on May 14, 2013, plus the Spread

Initial Interest Reset Date: June 5, 2013

Interest Reset Date(s): Monthly on the 5th

Interest Rate Basis:

☐	CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐ Federal Funds (Effective) Rate
☐	Commercial Paper Rate	☐ Federal Funds Open Rate	☐ Treasury Rate
☐ Federal Funds Target Rate
☐	CMT Rate		☐ Other (see attached)

	☐ Reuters Page FRBCMT	☒ LIBOR
	☐ Reuters Page FEDCMT	Designated LIBOR Page:

	If Reuters Page FEDCMT:	☒ Reuters Page LIBOR 01
	☐ Weekly Average	☐ Reuters Page LIBOR 02
	☐ Monthly Average	Designated LIBOR Currency:

Index Maturity: 1 month LIBOR

Spread (+/-): + 21 bps

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐     30/360 for the period from                     to                     .

☒     Actual/360 for the period from May 16, 2013 to May 5, 2015                     .

☐     Actual/Actual for the period from                     to                     .

Redemption:

☒     The Notes may not be redeemed prior to the Maturity Date.

☐     The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:                 %

Annual Redemption Percentage Reduction:                 % until Redemption Percentage is 100% of the Principal Amount.

☐     The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒     The Notes may not be repaid prior to the Maturity Date.

☐     The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:             (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:    %

Form:     ☒ Book-Entry ☐     Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Mitsubishi UFJ Securities (USA), Inc.	Bookrunner	$67,000,000
Citigroup Global Markets Inc.	Bookrunner	$66,500,000
RBC Capital Markets, LLC	Bookrunner	$66,500,000

Total		$200,000,000

Other Provisions: N/A

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